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EXHIBIT 10.26

November 22, 2000


Gregory M. Nichols
440 N.E. 92nd Street
Miami Shores, Florida 33138

Dear Greg:

We are very pleased to confirm our discussion regarding your joining Staff Leasing (SL) as Senior Vice President Human Resources and General Counsel. As discussed, this position reports to the Chief Executive Officer. The following should adequately outline the terms of our employment offer.

   Base Salary:               Your base salary would be $7,115.38 bi-weekly.

   Hiring/relocation Bonus:   An $80,000 relocation bonus would be paid; $50,000
                              upon date of hire, and $30,000 upon completion of your relocation to permanent housing in the Bradenton area. The $30,000 is intended to cover all temporary living costs and travel between your current residence and any temporary residence in the Bradenton area. These payments would be taxable income to you. In addition, STFF would pay the cost of moving your household goods to Bradenton directly to a moving carrier of its choice.

   Start date:                Your first day of employment will be January
                              2, 2001.

   Bonus Provisions:          On an annual basis, you would be eligible for a
                              bonus payment of 30% of base salary. Subsequent bonus percentages will be determined annually by the Compensation Committee of the Board of Directors and paid in the same manner as the other
                              Officers of the Company.

   Stock Options:             STFF will grant you 75,000 non-qualified stock
                              options under the terms of the Staff Leasing, Inc.
                              1997 Stock Incentive Plan. The exercise price will be the fair market value (last closing price) of the underlying shares on your first day of employment. These options vest over a four-year period at 25% per year, commencing on the one year anniversary of your date of full-time hire.

   Change of Control          STFF would give you a change of control agreement
   Agreement:                 with a one year salary continuation clause in the
                              event of your termination due to a change of control.

   Salary Protection:         STFF agrees that if it terminates you for any
                              reason other than for cause during the first two years of your employment with STFF, that it will continue to pay you at your current base pay for the lesser of one year or until you find other employment.

   Vacation:                  Twenty (20) days will be available during 2001
                              based on a start date of January 2 and in future years.

   Health Insurance:          STFF will contribute towards family medical and
                              dental insurance for you and your eligible dependents based on the HMO package (BCBS Health
                              Options currently) approved for official use. See the attached Schedule of Health Benefit
                              Contributions for more details. You must enroll within your first 60 days of employment. If you do not enroll within your first 60 days, you must wait for the next annual enrollment or qualifying event. Coverage does not begin until the 90th day. Please consult Hazel Groome, Internal
                              Benefits Coordinator for enrollment information.


All full-time employees are subject to successful completion of an initial ninety (90) day new hire orientation period. Of course, your employment with SL would be considered employment-at-will, and your tenure in this position would be dependent upon your individual performance and other factors such as business conditions. You would have the right to terminate your employment at any time for any reason, and we have that same right. As a condition of employment, you will be required to sign our standard non-competition and confidentiality agreement (attached) on your first day of employment. And, you should know that compensation and benefit plans are subject to future adjustment as part of on-going program reviews.

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Gregory M. Nichols
November 22, 2000
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If you are subject to any agreement or understanding with any other person or business entity that might affect the performance of your duties as an employee of STFF, you warrant that you have provided copies of all such written agreements or understandings to STFF and have made any unwritten understandings known to STFF via appropriate documentation. You acknowledge that STFF wants you to abide by any valid agreements you may have previously made and understand that STFF does not wish to interfere with your duties under any such prior agreements. You warrant that during your term of employment with STFF you will not breach or violate any agreement or understanding to which you are subject, through the performance of your duties as an employee of STFF. You agree that, during the term of employment with STFF, you will not bring onto the premises of STFF any unpublished document or any property belonging to your former employers or companies, if any, unless consented to in writing by such employers or companies.

Should you accept a full-time offer of employment, you will be required to execute an agreement in which you agree to resolve any dispute(s) arising out of, or concerning your employment pursuant to Staff Leasing's Internal Issue Resolution Process. If the dispute is not resolved internally, Staff Leasing's External Issue Resolution Process includes voluntary, non-binding mediation and, if necessary, mandatory binding arbitration. Carefully review the enclose booklet outlining the policy.

The Immigration Reform and Control Act of 1986 obligates all employers to hire United States citizens as well as non-citizens who are authorized to work in the United States. We, therefore, would need to verify your eligibility for employment. Attached is a listing of acceptable documents that you will need to present on your first day of employment. If you do not have any of these listed documents, you cannot work in the United States. Without the aforementioned documentation, by law, we cannot permit you to start work.

As a condition of employment, new employees hired for a permanent position at the Bradenton Corporate Office will be required to undergo a pre-employment drug screen. Failure to pass the screen will result in the withdrawal of the employment offer. No one is permitted to start work before the company receives the drug screen results. Drug screen information is enclosed. If you have any questions, please contact Amy Kobert at (941) 744-3395.

Greg, the position of Senior Vice President of Human Resources and General Counsel provides an excellent opportunity for you to be a part of an exciting, challenging and growing company. This role is crucial to Staff Leasing's continued success. We look forward to you filling the position.

Sincerely,



Michael K. Phippen
Chairman & CEO

Enclosures;
         Non-compete and confidentiality agreement
         Schedule of Health Benefit Contributions and other benefit information Acceptable INS documents
         Staff Leasing's Internal Issue Resolution Process
         Drug Screen Information
         Change of Control Agreement

cc:      Human Resources
         Employee Records

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